EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-149260) on form S-1 of WellQuest Medical & Wellness Corporation (formerly HQHealthQuest Medical & Wellness Centers, Ltd.) of our report dated September 5, 2008, except for the correction of an error described in Note 2, which is as of October 8, 2008, relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Fayetteville, Arkansas
October 24, 2008